Exhibit 99.1

ENERGY TRANSFER PARTNERS ANNOUNCES FINAL RESULTS FOR THE

EXCHANGE OFFERS AND CONSENT SOLICITATIONS RELATING TO NOTES

ISSUED BY SOUTHERN UNION COMPANY

DALLAS, TEXAS—June 20, 2013—Energy Transfer Partners, L.P. (NYSE: ETP) announced today the final results of the previously announced exchange offers and consent solicitations by ETP to exchange existing 7.60% Senior Notes due 2024 (CUSIP 844030AA4) (the “Existing 2024 Notes”), 8.25% Senior Notes due 2029 (CUSIP 844030AC0) (the “Existing 2029 Notes” and, together with the Existing 2024 Notes, the “Existing Senior Notes”) and Junior Subordinated Notes due 2066 (CUSIP 844030AH9) (the “Existing Junior Subordinated Notes” and, together with the Existing Senior Notes, the “Existing Notes”) issued by Southern Union Company (“Southern Union”) for ETP’s new 7.60% Senior Notes due 2024 (the “New 2024 Notes”), 8.25% Senior Notes due 2029 (the “New 2029 Notes”) and Floating Rate Notes due 2066 (the “New Floating Rate Notes”), respectively, each with registration rights (collectively, the “Exchange Offers”). ETP has been advised by D.F. King & Co., Inc., the information agent for the Exchange Offers, that holders of:

•	77% of the principal amount of the Existing 2024 Notes;

•	89% of the principal amount of the Existing 2029 Notes; and

•	91% of the principal amount of the Existing Junior Subordinated Notes;

had validly tendered their Existing Notes pursuant to the terms of the Exchange Offers prior to the expiration date of 11:59 p.m., New York City time, on June 19, 2013 (the “Expiration Date”). The settlement date for the Exchange Offers will occur promptly following the Expiration Date and is expected to occur June 21, 2013.

In addition, pursuant to the terms of the previously announced consent solicitations, ETP, on behalf of Southern Union, has received the requisite consent from holders of each of the Existing 2024 Notes, the Existing 2029 Notes and the Existing Junior Subordinated Notes to amend the respective indentures governing such series of Existing Notes to remove substantially all of the restrictive covenants and certain events of default and modify certain provisions.

Under the terms of the Exchange Offers, eligible holders of Existing Notes who had validly tendered at or before the Expiration Date will receive,

•	for each $1,000 principal amount of Existing 2024 Notes tendered, $1,000 principal amount of New 2024 Notes and $2.426 in cash;

•	for each $1,000 principal amount of Existing 2029 Notes tendered, $1,000 principal amount of New 2029 Notes and $2.426 in cash; and

•	for each $1,000 principal amount of Existing Junior Subordinated Notes tendered, $1,000 principal amount of New Floating Rate Notes.

The new notes were offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act or persons other than “U.S. persons” pursuant to Regulation S under the Securities Act (“eligible holders”). The new notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state and may not be offered or sold in the United States absent registration or an exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release is neither an offer to sell, nor the solicitation of an offer to buy, nor a solicitation of consents with respect to any securities, nor shall there be any sale of the new notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Energy Transfer Partners, L.P. (NYSE: ETP) is a master limited partnership owning and operating one of the largest and most diversified portfolios of energy assets in the United States. ETP currently has natural gas operations that include approximately 47,000 miles of gathering and transportation pipelines, treating and processing assets, and storage facilities. ETP owns 100% of ETP Holdco Corporation, which owns Southern Union Company and Sunoco, Inc., and a 70% interest in Lone Star NGL LLC, a joint venture that owns and operates natural gas liquids storage, fractionation and transportation assets. ETP also owns the general partner, 100% of the incentive distribution rights, and approximately 33.5 million common units in Sunoco Logistics Partners L.P. (NYSE: SXL), which operates a geographically diverse portfolio of crude oil and refined products pipelines, terminalling and crude oil acquisition and marketing assets. ETP’s general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE).

Statements about the offering may be forward-looking statements as defined under federal law. Forward-looking statements can be identified by words such as “anticipates,” “believes,” “expects,” “estimates,” “forecasts,” “projects,” “should” and other similar expressions. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside the control of ETP, and a variety of risks that could cause results to differ materially from those expected by management of ETP. Important information about issues that could cause actual results to differ materially from those expected by management of ETP can be found in ETP’s public periodic filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K. ETP undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Contacts

Investor Relations:

Brent Ratliff

Energy Transfer

214-981-0700 (office)

Media Relations:

Vicki Granado

Granado Communications Group

214.599.8785 (office)

214.498.9272 (cell)

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